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                                                                       EXHIBIT 5

                              Dewey Ballantine LLP
                           1301 Avenue of the Americas
                               New York, NY 10019

                                                 January 14, 1998

N2K Inc.
55 Broad Street
26th Floor
New York, New York 10004

Gentlemen:

      On or about January 14, 1998, N2K Inc. (the "Company") will file with the Securities and Exchange Commission its Registration Statement ("Registration Statement") on Form S-8. The Registration Statement covers 500,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), that have been or may be issued or transferred by the Company upon the exercise of stock options that have been or may be granted to directors of the Company and its subsidiaries under the 1997 Directors' Stock Option Plan (the "Plan").

      With respect to the Company and shares of its Common Stock, we are of the opinion that:

      A. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

      B. The 500,000 shares of Common Stock referred to above:

                  (i) are duly authorized; and

                  (ii) will be validly issued and outstanding, fully paid and nonassessable upon issuance or transfer pursuant to the due exercise of stock options in accordance with the terms and subject to the conditions of the Plan and the payment of the option price stated in such options.

      In arriving at the foregoing opinion, we have examined corporate records, plans, agreements and other documents of the Company.

      We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                            Very truly yours,


                                            /s/ Dewey Ballantine LLP

                                            DEWEY BALLANTINE LLP